Exhibit 99.1

Tangoe, Inc. Confirms Receipt of Acquisition Proposal

Announces Unlikely to Meet Financial Restatement Deadline to Remain In Compliance with NASDAQ Listing Requirements

ORANGE, Conn. January 3, 2017 — Tangoe, Inc. (NASDAQ: TNGO; the “Company” or “Tangoe”), a leading global provider of IT and Telecom Expense Management (TEM) software and related services, today confirmed that it has received two non-binding acquisition proposals.  The first, from Marlin Management Company, LLC, an affiliate of Marlin Equity Partners (“Marlin”), is to acquire all outstanding common shares of Tangoe not already owned by Marlin, for $7.50 in cash per share, subject to various conditions.  Based on its most recent Schedule 13D filing with the SEC, Marlin beneficially owns an aggregate of approximately 10.4% of the Company’s issued and outstanding common shares.  The second, a joint proposal from Clearlake Capital Group, L.P. (“Clearlake”) and Vector Capital Management, L.P. (“Vector”), is to acquire all outstanding common shares of Tangoe not already owned by Clearlake and Vector, for $7.00 in cash per share, subject to various conditions.  Based on their most recent Schedule 13D filings with the SEC, Clearlake and Vector beneficially own an aggregate of approximately 14.78% and 9.85%, respectively, of the Company’s issued and outstanding common shares.

Separately, the Company announced today that it has informed the Nasdaq Stock Market (“Nasdaq”) of the Company’s determination that it is unlikely to meet the previously-announced March 10, 2017 deadline for completing its financial restatement process in order to retain the listing of the Company’s common stock on the Nasdaq Global Select Market.  The Company has requested that its common stock continue to be traded on Nasdaq through March 10, 2017.  Nasdaq has not yet responded to the Company’s request, and there can be no assurance that Nasdaq will grant the Company’s request to maintain the listing of its common stock.  In light of the Company’s notice to Nasdaq, Nasdaq may determine to suspend the Company’s common stock from trading on the Nasdaq Global Select Market at any time and to delist the Company’s common stock from the Nasdaq Global Select Market thereafter upon making the required filing with the SEC.  The Company continues to work on its financial restatement process.

The non-binding proposal from Marlin confirms that neither a potential delisting of Tangoe’s shares from Nasdaq nor the failure to make Securities Exchange Act of 1934 filings on a timely basis by Tangoe will affect the terms outlined in the proposal. The non-binding joint proposal from Clearlake and Vector indicates that receipt of audited financial statements will not be a closing condition.

The Board of Directors will carefully evaluate these proposals and other potential alternatives, including continued operations as an independent organization, in alignment with its longstanding commitment to maximize shareholder value and in light of the Company’s financial restatement and listing status. The Company has retained Stifel, Nicolaus & Company, Incorporated as financial advisor to assist in these efforts.

The Company cautions its shareholders and others considering trading in its securities that there can be no assurance that any definitive offer will be made by Marlin, Clearlake or Vector and, if made, at what price or other terms, that any agreement will be executed or that a transaction in response to these proposals or that any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to these proposals or any other proposal, except as required under applicable law.

About Tangoe

Tangoe, Inc. (NASDAQ: TNGO) is a leading global provider of IT and Telecom Expense Management (TEM) software and related services to a wide range of global enterprises and service providers. Tangoe helps companies transform the management of IT assets, services, expenses, and usage to create business value, increase efficiency, and deliver a positive impact to the bottom line. Additional information about Tangoe can be found at www.tangoe.com.

Tangoe is a registered trademark of Tangoe, Inc.

Forward-looking statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Forward-looking statements, including statements regarding the possibility of pursuing or completing a transaction with Marlin, Clearlake or Vector or another party, involve risks and uncertainties which may cause actual outcomes to differ materially from those stated here.  Factors that could cause actual outcomes to differ materially from those in the forward-looking statements include, but are not limited to, the risks and uncertainties that generally accompany potential acquisition transactions.  Forward-looking statements reflect management’s analysis as of the date hereof.  The Company does not undertake to revise these statements to reflect subsequent developments.

Investor Contact:

Seth Potter

ICR, Inc.

646.277.1230

investor.relations@tangoe.com

Media Contact:

Shannon Cortina

Tangoe, Inc.

732.637.2010

shannon.cortina@tangoe.com

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